	99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460 www.lw.com	Exhibit 5.1

FIRM / AFFILIATE OFFICES
16 May 2025 Diversified Energy Company plc 4th Floor Phoenix House 1 Station Hill, Reading Berkshire, RG1 1NB United Kingdom	Austin Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

05042 / 09329

Re:	Diversified Energy Company plc ( the “Company”) – Registration Statement on Form S-8 Exhibit 5.1

Ladies and Gentlemen:

We have acted as English legal advisers to the Company, a public limited company incorporated in England and Wales in connection with the preparation and filing of the registration statement on Form S-8 to which this opinion letter is attached as an exhibit (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).

As set out in the Registration Statement, it is proposed that up to 5,000,000 ordinary shares of the Company each having a nominal value of £0.20 (the “Shares”) may become issuable under the Diversified Gas & Oil plc 2017 Equity Incentive Plan and the Diversified Energy Company PLC Employee Stock Purchase Plan, each as amended from time to time (the “Share Plans”).

1. INTRODUCTION

1.1 Purpose

In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below. We have taken instructions in this regard solely from the Company.

1.2 Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

16 May 2025

1.3	Legal review

For the purpose of issuing this letter, we have reviewed only the following documents and conducted only the following enquiries and searches:

(a)	a search at Companies House in respect of the Company conducted on 14 May 2025 at 10.27 am (London time);

(b)	an enquiry at the Central Registry of Winding Up Petitions, London on 14 May 2025 at 10.02 am with respect to the Company ((a) and (b) together, the “Searches”);

(c)
a PDF executed copy of the minutes of the meeting of the board of directors of the Company dated 14 March 2025 at which it was resolved, inter alia, to approve the amended Diversified Gas & Oil plc 2017 Equity Incentive Plan;

(d)
a PDF executed copy of the minutes of the meeting of the board of directors of the Company dated 23 December 2022 at which it was resolved, inter alia, to approve the Diversified Energy Company PLC Employee Stock Purchase Plan;

(e)
a PDF executed copy of the minutes of the meeting of the annual general meeting of the Company held on 9 April 2025 (the “2025 AGM”) at which it was resolved, inter alia, to approve the amended and restated Diversified Gas & Oil plc 2017 Equity Incentive Plan;

(f)
a PDF executed copy of the minutes of the meeting of the annual general meeting of the Company held on 2 May 2023 (the “2023 AGM”) at which it was resolved, inter alia, to approve the Diversified Energy Company PLC Employee Stock Purchase Plan;

(g)
a PDF executed copy of the minutes of the general meeting of the Company held on 4 December 2023 (the “2023 GM”) at which it was resolved, inter alia, to approve the adoption of the current articles of association of the Company;

(h)	a PDF copy of the Diversified Gas & Oil plc 2017 Equity Incentive Plan, as amended and restated and approved pursuant to the 2025 AGM;

(i)	a PDF copy of the Diversified Energy Company PLC Employee Stock Purchase Plan, as approved pursuant to the 2023 AGM;

(j)	a PDF copy of the certificate of incorporation of the Company dated 31 July 2014 and a certificate of incorporation on change of name of the Company dated 6 May 2021;

(k)	a PDF copy of the current articles of association of the Company which became effective on 4 December 2023; and

(l)	a PDF copy of the Registration Statement dated 16 May 2025 and to be filed with the SEC on 16 May 2025.

1.4 Applicable law

This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by, and shall be construed in accordance with English law, and relate only to English law, as applied by the English courts as at today’s date. In particular:

(a)
we have not investigated the laws of any country other than England and we assume that no foreign law, (including, for the avoidance of doubt, European Union law on and after 1 January 2021), affects the opinion stated below; and

(b)	we express no opinion in this letter on the laws of any jurisdiction other than England.

16 May 2025

1.5 Assumptions and reservations

The opinion given in this letter is given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and is subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinion given in this letter is strictly limited to the matters stated in paragraph 2 (Opinion) below and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINION

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its Schedules, and subject further to the following:

(a)	the Registration Statement, as finally amended, having become effective under the Securities Act and continuing to be so effective;

(b)
the shareholders of the Company in a general meeting or within the Company’s articles of association duly and validly having resolved: (i) as may be required, as an ordinary resolution, or within the Company’s articles of association, to authorise the Board pursuant to section 551 of the Companies Act 2006 (the “Companies Act”) to allot Shares, or to grant rights to subscribe for Shares, pursuant to the respective Share Plans; and (ii) as may be required, as a special resolution, or within the Company’s articles of association, to empower the directors of the Company pursuant to section 570 of the Companies Act to allot such Shares, and grant such rights (as applicable), free of the restrictions in section 561 of the Companies Act, and such resolutions and authorities remaining in full force and effect and not having expired, been rescinded or amended;

(c)	the directors of the Company and the shareholders of the Company, as applicable, having validly approved the Share Plans;

(d)	the directors of the Company having validly granted the awards in respect of the Shares under the respective Share Plans;

(e)
the directors of the Company having validly resolved to allot and issue the Shares, or grant rights to subscribe for the Shares, at duly convened and quorate meetings of the Board or by way of duly passed written resolutions of the Board and such resolutions being in full force and effect and not having been rescinded or amended;

(f)
the receipt in full of payment for such Shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) of not less than the aggregate nominal value for such Shares, assuming in each case that the individual grants or awards under the respective Share Plans are duly authorised by all necessary corporate action as described in (d) above and duly granted or awarded and exercised in accordance with the requirements of law, the Company’s articles of association and the respective Share Plans (and the agreements and awards duly adopted thereunder and in accordance therewith); and

(g)	valid entries having been made in relation to the allotment and issue of the Shares in the books and registers of the Company,

it is our opinion that, as of today’s date, the Shares, if and when allotted and issued, registered in the name of the recipient in the register of members of the Company and delivered in accordance with the terms and conditions referred to above and/or in the respective Share Plans, and as described in the Registration Statement, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof) and will not be subject to any call for payment of further capital.

16 May 2025

3.	EXTENT OF OPINION

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the transactions contemplated by the Share Plans.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	RELIANCE AND DISCLOSURE

This letter is addressed to you solely for your benefit in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This letter may not be relied upon by you for any other purpose, and, other than as set out in this paragraph 4, may not be furnished to, or assigned to or relied upon by any other person, firm or entity for any purpose (including, without limitation, by any person, firm or other entity that acquires Shares from the Company), without our prior written consent, which may be granted or withheld in our discretion.

Sincerely

/s/ Latham & Watkins

LATHAM & WATKINS

SCHEDULE 1

ASSUMPTIONS

The opinion in this letter has been given on the basis of the following assumptions:

(a)
The genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	that in the case of a document signed electronically, the person signing it intended to sign and be bound by the document;

(c)	that where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

(d)
that the articles of association of the Company referred to in paragraph 1.3(k) of this letter remain in full force and effect, and no alteration has been made or will be made to such articles of association, in each case, prior to any date on which the Shares are allotted, issued or rights are granted to subscribe for Shares (each such date being an “Allotment Date”);

(e)	that the Share Plans remain in full force and effect and no alterations have been made or will be made to the Share Plans prior to an Allotment Date;

(f)
that all documents, forms and notices which should have been delivered to the UK Companies House in respect of the Company have been so delivered, that the results of the Searches are complete and accurate, that the position has not changed since the times at which the Searches were made and that the results of the Searches will remain complete and accurate as at each Allotment Date;

(g)
that the proceedings and resolutions described in the minutes of the meetings of the shareholders of the Company provided to us in connection with the giving of this opinion and as referred to at paragraphs 1.3(e), 1.3(f), 1.3(g) and 2(b) of this letter or otherwise contemplated in connection with the matters referred to herein were and/or will be duly passed at a general meeting of the shareholders of the Company, all constitutional, statutory and other formalities were and/or will be observed and such resolutions have not been and/or will not be revoked or varied and remain in full force and effect and will remain in full force and effect, in each case, as at each Allotment Date;

(h)
that at the time of each allotment and issue of any Shares, the Company shall have received in full “cash consideration” (as such term is defined in section 583(3) of the Companies Act) equal to the subscription price payable for such Shares and shall have entered the holder or holders thereof in the register of members of the Company showing that all such Shares shall have been fully paid up as to their nominal value and any premium thereon as at each Allotment Date;

(i)
in relation to any allotment and issue of any Shares by the Company pursuant to the respective Share Plans, that the recipient will have become entitled to such Shares under the terms of the respective Share Plan and such Shares will, where applicable, be fully vested each in accordance with the terms of the respective Share Plan and such recipient has or will have complied with all other requirements of the respective Share Plan in connection with the allotment and issue of such Shares;

(j)
that all awards have been made under the terms of the respective Share Plans, that the terms of all awards have not materially deviated from the terms set out in the respective Share Plans and that any Shares will be allotted and issued in accordance with the terms set out in the respective Share Plans and in accordance with the Company’s articles of association;

(k)	that each of the Share Plans has been validly adopted and no alteration has been or shall be made to the Share Plans since the date of adoption;

(l)
that immediately prior to each Allotment Date, the directors of the Company had or shall have sufficient authority and powers conferred upon them to allot and issue such Shares and grant such rights (as applicable) under section 551 of the Companies Act and under section 570 of the Companies Act as if section 561 of the Companies Act did not apply to such allotment and issue or grant, and the directors of the Company shall not allot or issue (or purport to allot or issue) Shares and shall not grant rights (or purport to grant rights) to acquire Shares in excess of such powers or in breach of any other limitation on their power to allot and issue Shares or grant rights to acquire Shares;

(m)
that in relation to the allotment and issuance of Shares pursuant to the respective Share Plans or otherwise to an employee benefit trust, that such Shares will be allotted and issued in accordance with the terms of the respective Share Plans, the Company’s articles of association and the requirements of all applicable laws;

(n)	that no Shares shall be allotted or issued, or are or shall be committed to be allotted or issued, at a discount to their nominal value (whether in pound sterling or equivalent in any other currency);

(o)
that no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

(p)	that in issuing and allotting and granting rights to acquire Shares and administering the Share Plans, the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA;

(q)
that the Company has complied and will comply with all applicable anti-terrorism, anti-money laundering, sanctions and human rights laws and regulations and that each allotment and issue of Shares and grant of rights to acquire Shares pursuant to the respective Share Plans will be consistent with all such laws and regulations;

(r)
that the Share Plans and all obligations thereunder have been entered into and the Shares will be allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purpose of carrying on the business of the Company and that there are reasonable grounds for believing that the entry into of the Share Plans and the allotment and issue of the Shares will promote the success of the Company for the benefit of its members as a whole; and

(s)
that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, administration, winding-up, dissolution, reorganisation or bankruptcy or similar procedures in other relevant jurisdictions, of, or for the commencement of a moratorium in respect of or the appointment of a liquidator, receiver, trustee, administrator, administrative receiver, monitor or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution, moratorium or administration order, application or filing; or appointment of a liquidator, receiver, administrator, administrative receiver, monitor or similar officer has been made with respect to the Company), and such actions and steps will not have been taken as at any Allotment Date.

SCHEDULE 2

RESERVATIONS

The opinion in this letter is subject to the following reservations:

(a)
the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition, filing or order has been presented or made, a monitor or receiver appointed, a company voluntary arrangement proposed or approved or a moratorium or any other insolvency proceeding commenced. We have not made enquiries of any District Registry or County Court;

(b)

(i)	any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes, restructuring plans or analogous circumstances; and

(ii)
an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact;

(d)
we express no opinion on the compliance of the Share Plans, or the compliance of any award made under the respective Share Plans, with the rules or regulations of the New York Stock Exchange, the Listing Rules published by the Financial Conduct Authority or the rules or regulations of any other securities exchange that are applicable to the Company;

(e)
we express no opinion in relation to the legality, enforceability or validity of the Share Plans or any award agreement entered into pursuant to the respective Share Plans. In particular, but without prejudice to the generality of the foregoing, we have assumed that the Shares to be allotted under the respective Share Plans or any such award agreement will be paid up in full (as to their nominal value and any premium) in cash (within the meaning of section 583(1) of the Companies Act) and we express no opinion as to whether any consideration other than “cash consideration” (as such term is defined in section 583(3) of the Companies Act) which might be paid, or purport to be paid, for the Shares would result in such Shares being validly issued, fully paid and not subject to any call for payment of further capital;

(f)
if any award under the respective Share Plans does not constitute the award of a cash bonus, so as to create a liability for a liquidated sum, any Shares purported to be allotted and issued pursuant to any such award will not have been validly allotted and issued for cash in accordance with the requirements of the Companies Act and may not therefore be fully paid and not subject to any call for payment of further capital;

(g)
it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.